UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: June 04, 2009 (Date of earliest event reported)

The Student Loan Corporation (Exact name of registrant as specified in its charter)

Delaware	1-11616	16-1427135

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Washington Boulevard
Stamford, Connecticut (Address of principal executive offices)		06901 (Zip Code)

(203) 975-6320 (Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 4, 2009, The Student Loan Corporation (the Company) received its initial funding from the placement of Federal Family Education Loan (FFEL) Program loans under the U.S. Department of Education sponsored conduit, Straight-A Funding, LLC (the Conduit).  The funding transaction settled today in the amount of $3.8 billion. Approximately $7 billion of the Company’s FFEL Program loan portfolio remains eligible for future funding under the Conduit.

The Conduit provides additional liquidity support to the Company via the creation of a multi-seller asset-backed commercial paper conduit that purchases Stafford/PLUS loans first disbursed on or after October 1, 2003 and before July 1, 2009. Purchases of loans from lenders are funded indirectly through the sale of asset-backed commercial paper to private investors.  The Conduit is supported by a liquidity facility provided by the Federal Financing Bank and an agreement with the U.S. Department of Education to purchase loans from the Conduit in order to allow the Conduit to repay funds borrowed from the Federal Financing Bank, to the extent required.  The Company expects this facility to provide an attractively priced alternative source of funding, which will be largely based on pricing the Conduit receives from the issuance of asset-backed commercial paper.  The initial term of this funding is five years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: THE STUDENT LOAN CORPORATION

Date: June 04, 2009

By: /s/ Scot H. Parnell
Name: Scot H. Parnell
Title: Chief Financial Officer